Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2024, relating to our audit of the consolidated financial statements of Norwood Financial Corp. and subsidiaries, appearing in the Annual Report on Form 10-K of Norwood Financial Corp. for the year ended December 31, 2023.

King of Prussia, Pennsylvania

May 31, 2024

PITTSBURGH, PA	PHILADELPHIA, PA	WHEELING, WV	STEUBENVILLE, OH
2009 Mackenzie Way • Suite 340	2100 Renaissance Blvd. • Suite 110	980 National Road	511 N. Fourth Street
Cranberry Township, PA 16066	King of Prussia, PA 19406	Wheeling, WV 26003	Steubenville, OH 43952
(724) 934-0344	(610) 278-9800	(304) 233-5030	(304) 233-5030

S.R. Snodgrass, P.C. d/b/a S.R. Snodgrass, A.C. in West Virginia